UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 12, 2013

Date of Report (date of earliest event reported)

ADVENT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

State of Delaware	0-26994	94-2901952
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Townsend Street

San Francisco, California 94103

(Address of principal executive offices)

(415) 543-7696

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

Amended and Restated Credit Agreement

On June 12, 2013, Advent Software, Inc. (“Advent”) entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”), by and among Advent, the several lenders parties from time to time thereto (the “Lenders”), Capital One, National Association, Comerica Bank, Compass Bank, Fifth Third Bank, HSBC Bank USA, N.A., Regions Bank, National Association, U.S. Bank National Association, Wells Fargo Bank, N.A., collectively, the co-documentation agents, Bank of America, N.A., as syndication agent and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (“Agent”). The Restated Credit Agreement amends and restates Advent’s existing Credit Agreement, dated November 30, 2011, by and among Advent, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders party thereto.

The Restated Credit Agreement provides for (i) a $200 million revolving credit facility, with a $25 million letter of credit sublimit and a $10 million swingline loan sublimit and (ii) a $225 million term loan facility. Advent may request revolving loans, swingline loans or the issuance of letters of credit until June 12, 2018, subject to demonstrating pro forma compliance with the financial covenant requirement under the Restated Credit Agreement. The Restated Credit Agreement also contains an incremental facility permitting Advent, subject to certain requirements, to arrange with the Lenders and/or new lenders for up to an aggregate of $75 million in additional commitments, which commitments may be for revolving loans or term loans. The proceeds of the revolving loans and term loans made under the Restated Credit Agreement may be used for general corporate purposes, including to finance dividends, to repurchase Common Shares, to finance acquisitions or to finance other investments. On June 13, 2013, Advent borrowed $225 million of term loans that will be used to finance the Special Dividend (as described below).

The revolving loans and terms loans bear interest, at Advent’s option, at the alternate base rate plus a margin of 0.25% to 1.25% or an adjusted LIBOR rate (based on one, two, three or six-month interest periods) plus a margin of 1.25% to 2.25%, in each case with such margin being determined based on the consolidated leverage ratio for the preceding four fiscal quarter period. The “alternate base rate” means the highest of (i)Agent’s prime rate, (ii) the federal funds rate plus a margin equal to 0.50% and (iii) the adjusted LIBOR rate for a one-month interest period plus a margin equal to 1.00%. Swingline loans accrue interest at a per annum rate based on the alternate base rate plus the applicable margin for alternate base rate loans. Advent is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

Interest is due and payable in arrears quarterly for revolving loans and term loans bearing interest at the base rate, and at the end of the applicable elected interest period (or at each three month interval in the case of loans with interest periods greater than three months) in the case of revolving loans and term loans bearing interest at the adjusted LIBOR rate. Principal payments with respect to the term loans will be made in 20 equal consecutive quarterly principal installments of $5 million, commencing on September 13, 2013, subject to adjustment as a result of any prepayments, with the remaining outstanding principal balance and all accrued and unpaid interest due on June 12, 2018. Principal payments with respect to the revolving loans, together with all accrued and unpaid interest, are due on June 12, 2018. Advent may prepay the revolving loans and term loans and terminate the revolving commitments, in whole or in part, at any time without premium or penalty, subject to certain conditions, including minimum amounts in the case of commitment reductions and reimbursement of certain costs in the case of prepayments of LIBOR loans. In addition, the term loans become mandatorily prepayable in connection with the incurrence of certain indebtedness or upon the receipt of proceeds from certain asset sales or casualty events, subject to reinvestment rights.

The obligations under the Restated Credit Agreement are guaranteed by Advent’s present and future domestic subsidiaries, subject to certain exceptions. Pursuant to the Amended and Restated Guarantee and Collateral Agreement, dated as of June 12, 2013 (the “Restated Guarantee and Collateral Agreement”), by and among Advent, each guarantor from time to time party thereto and Agent, such obligations, including the guarantees, are secured by substantially all of the assets of Advent and the guarantors party thereto, including all of the capital stock of Advent’s domestic subsidiaries and 66% of the capital stock of Advent’s or a guarantor’s first-tier foreign subsidiaries.

The Restated Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict Advent and its subsidiaries’ ability to, among other things, incur indebtedness, grant liens, merge or consolidate, dispose of assets, pay dividends or make distributions, make investments, make acquisitions, prepay certain indebtedness, enter into certain transactions with affiliates, enter into sale and leaseback transactions, enter into swap agreements and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. Advent is also required to maintain compliance with a consolidated leverage ratio and a consolidated interest coverage ratio.

The Restated Credit Agreement includes customary events of default that include, among other things, non-payment defaults, defaults due to the inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, defaults due to an unenforceability of the security documents or guarantees, and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Restated Credit Agreement. A default interest rate will apply on all obligations during the existence of a payment event of default under the Restated Credit Agreement at a per annum rate equal to 2.00% above the otherwise applicable interest rate.

The foregoing description is qualified in its entirety by reference to the Restated Credit Agreement and the Restated Guarantee and Collateral Agreement, which are attached as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

ITEM 8.01  Other Events.

On June 12, 2013, the Board approved a one-time special cash dividend of $9.00 per share (the “Special Dividend”) payable on each Common Share. The special dividend will be payable on July 9, 2013 (the “Payment Date”) to stockholders of record at the close of business on July 1, 2013 (the “Dividend Record Date”). The Common Shares are anticipated to start trading on an ex-dividend basis beginning either June 27 or July 10 (the “Ex-Dividend Date”) as determined by Nasdaq in accordance with the rules of the Nasdaq Stock Market. The aggregate amount of payments to be made in connection with the Special Dividend will be approximately $470 million.

On June 13, 2013, Advent issued a press release announcing the entry into the Restated Credit Agreement and the Special Dividend. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Description

10.1

Amended and Restated Credit Agreement, dated as of June 12, 2013, by and among, Advent Software, Inc., the several lenders parties from time to time thereto, Capital One, National Association, Fifth Third Bank, HSBC Bank USA, N.A., Regions Bank, U.S. Bank National Association, and Wells Fargo Bank, N.A. collectively, as co-documentation agents, Bank of America, N.A., as syndication agent and JPMorgan Chase Bank, N.A. as administrative agent.

10.2	Amended and Restated Guarantee and Collateral Agreement, dated as of June 12, 2013, by and among the guarantors party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

99.1	Press Release of Advent Software, Inc., dated June 13, 2013 announcing the entry into the Restated Credit Agreement and the Special Dividend.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVENT SOFTWARE, INC.

	By:	/s/ David Peter Hess
David Peter Hess
Chief Executive Officer and President
(Principal Executive Officer)

Dated: June 13, 2013

EXHIBIT INDEX

Exhibit	Description

10.1

Amended and Restated Credit Agreement, dated as of June 12, 2013, by and among, Advent Software, Inc., the several lenders parties from time to time thereto, Capital One, National Association, Fifth Third Bank, HSBC Bank USA, N.A., Regions Bank, U.S. Bank National Association, and Wells Fargo Bank, N.A. collectively, as co-documentation agents, Bank of America, N.A., as syndication agent and JPMorgan Chase Bank, N.A. as administrative agent.

10.2	Amended and Restated Guarantee and Collateral Agreement, dated as of June 12, 2013, by and among the guarantors party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

99.1	Press Release of Advent Software, Inc., dated June 13, 2013 announcing the entry into the Restated Credit Agreement and the Special Dividend.